Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value $0.001 per share, of ShangPharma Corporation, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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SIGNATURE

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 27, 2013.

Michael Xin Hui	/s/ Michael Xin Hui
Michael Xin Hui

The 2012 Michael Xin Hui Irrevocable Qualified Annuity Trust	/s/ Michael Curran
	Name:	Michael Curran
	Title:	Vice President – Trust Officer
On behalf of Citicorp Trust, N.A., as trustee of The 2012 Michael Xin Hui Irrevocable Qualified Annuity Trust

The Hui Trust	/s/ Michael Curran
	Name:	Michael Curran
	Title:	Vice President – Trust Officer
On behalf of Citicorp Trust, N.A., as trustee of The Hui Trust

Hui Family Trust	/s/ Ronnie Summers
	Name:	Ronnie Summers
	Title:	Authorized Signatory
On behalf of Managecorp Limited of Portcullis TrustNet Chambers, as trustee of Hui Family Trust

ChemPartner Investment Holdings Limited	/s/ Michael Xin Hui
	Name:	Michael Xin Hui
	Title:	Director

ChemExplorer Investment Holdings Ltd.	/s/ Michael Xin Hui
	Name:	Michael Xin Hui
	Title:	Director

Joint Benefit Group Limited	/s/ Wenjuan Xiao
	Name:	Wenjuan Xiao
	Title:	Director